UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 16, 2009
HARRIS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1025 West NASA Blvd., Melbourne, Florida	32919

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (321) 727-9100
No change
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 16, 2009, Harris Corporation, a Delaware corporation (“Harris”), entered into a definitive Asset Purchase Agreement (the “Agreement”), with Tyco Electronics Group S.A., a company organized under the laws of Luxembourg (the “Seller”) and a subsidiary of Tyco Electronics Ltd., a corporation incorporated under the laws of Bermuda (“Tyco Electronics”), and, solely for the limited purposes of Section 11.09 of the Agreement, Tyco Electronics. Pursuant to the terms of the Agreement, Harris will acquire substantially all of the assets of Seller’s wireless systems business (the “Business”) and will assume liabilities primarily related to the Business, with exceptions as set forth in the Agreement. The exceptions include the State of New York wireless network contract awarded to the Business in December 2004. The purchase price for the Business is $675 million in cash, subject to post-closing adjustments as set forth in the Agreement. The Business conducts a worldwide wireless network systems business which designs, builds, distributes, maintains and supplies wireless communications systems, including land mobile radio and broadband equipment systems and networks and equipment for the public safety, utility, federal, military and commercial markets.
The closing of the acquisition is conditioned upon, among other things, customary closing conditions, including: (1) expiration or termination of the waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other applicable antitrust laws, (2) the accuracy of the representations and warranties of each party as of the closing or other applicable date, without giving effect to any materiality, material adverse effect (as defined in the Agreement) or similar qualifiers contained in such representations and warranties (other than as set forth in the Agreement), except for such inaccuracies as have not and would not reasonably be expected to have a material adverse effect (as defined in the Agreement), (3) the performance in all material respects by the parties of their respective material obligations under the Agreement, and (4) in the case of Harris, the absence of any change or event which has had or would reasonably be expected to have a material adverse effect (as defined in the Agreement) on the Business. The acquisition is expected to close prior to Harris’ fiscal year end on July 3, 2009 (the “Closing”).
Harris and the Seller, with respect to the acquisition, have each made customary representations, warranties, covenants and indemnities in the Agreement including, among others, covenants that (i) prior to the Closing, subject to certain exceptions, the Seller will operate and carry on the Business in all material respects in the ordinary course consistent with past practice; and (ii) subject to the terms of the Agreement, that each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, advisable or desirable to consummate and make effective the transactions contemplated by the Agreement, including making all filings necessary to obtain all necessary regulatory or other approvals.
There can be no assurances that the closing conditions set forth in the Agreement will be satisfied or waived or that the Closing will occur on or before July 3, 2009. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference. A copy of the press release regarding the acquisition was previously furnished as Exhibit 99.1 to Harris’ Current Report on Form 8-K filed on April 16, 2009.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
          The following exhibit is filed herewith:

2.1	Asset Purchase Agreement, dated as of April 16, 2009, between Harris Corporation, Tyco Electronics Group S.A. and, solely for the limited purposes of Section 11.09, Tyco Electronics Ltd.*
*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Harris hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION
By:	/s/ Scott T. Mikuen
	Name:	Scott T. Mikuen
	Title:	Vice President, Associate General Counsel and Secretary

Date: April 22, 2009

EXHIBIT INDEX

Exhibit No.
Under Regulation S-K,
Item 601	Description
2.1	Asset Purchase Agreement, dated as of April 16, 2009, between Harris Corporation, Tyco Electronics Group S.A. and, solely for the limited purposes of Section 11.09, Tyco Electronics Ltd.*
*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Harris hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.